Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 216 - dated Monday, May 19, 2008 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XB77	$8,562,000.00	100.000%	2.500%	$8,347,950.00	FIXED	6.050%
SEMI-ANNUAL
								05/15/2033	11/15/2008	$29.07	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2013 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC  Agents:  Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC, Wachovia/A.G. Edwards, WaMu Investments, Inc.

Bank of America

Offering Dates:  Monday, May 12, 2008 through Monday, May 19, 2008
Trade Date: Monday, May 19, 2008 @ 12:00 PM ET
Settlement Date: Thursday, May 22, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: AA-
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04